UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 31, 2011

POWER SOLUTIONS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52213	33-0963637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

655 Wheat Lane, Wood Dale, IL	60191
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 350-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 31, 2011, Power Solutions International, Inc. (the “Company”) and Gary S. Winemaster entered into a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which, on October 31, 2011, the Company purchased from Mr. Winemaster 830,925 shares (the “Subject Shares”) of common stock of the Company, par value $0.001 per share (“Common Stock”), which shares Mr. Winemaster acquired from Thomas J. Somodi, the Company’s Chief Operating Officer and Chief Financial Officer, on October 31, 2011 pursuant to the terms of the Purchase and Sale Agreement, as amended by the Purchase and Sale Amendment (each as defined and described in detail below), in exchange for payment by the Company to Mr. Winemaster of $4.25 million. Gary Winemaster is the Company’s Chief Executive Officer and President, a member of the Board of Directors of the Company (the “Board”) and, as of October 31, 2011, following the consummation of the transactions contemplated by the Purchase and Sale Agreement, as amended by the Purchase and Sale Amendment, and the Purchase Agreement, was the beneficial owner of approximately 50.15% of the issued and outstanding shares of Common Stock. The Company’s entry into the Purchase Agreement and the consummation by the Company of the transactions contemplated thereby were determined to be fair to, and in the best interests of, the Company and its stockholders, by a special committee of the Board consisting solely of independent and disinterested, non-employee directors, and the Purchase Agreement and the transactions contemplated thereby were approved by the special committee. The Company and Mr. Winemaster entered into the Purchase Agreement, and consummated the transactions contemplated thereby, substantially contemporaneously with Mr. Winemaster and Mr. Somodi’s entry into an Amendment to Purchase and Sale Agreement, dated as of October 31, 2011 (the “Purchase and Sale Amendment”), and consummation of the transactions contemplated by the Purchase and Sale Agreement, as amended by the Purchase and Sale Amendment.

As disclosed previously in the Company’s Current Report on Form 8-K, dated April 29, 2011, as amended (the “Prior Form 8-K”), Messrs. Winemaster and Somodi entered into a purchase and sale agreement (the “Purchase and Sale Agreement”) on April 28, 2011, effective on the closing of the Company’s recently completed reverse recapitalization. Pursuant to the Purchase and Sale Agreement, Mr. Winemaster agreed to purchase from Mr. Somodi all of the Subject Shares, representing all of the shares of capital stock of the Company acquired by Mr. Somodi in the reverse recapitalization, at an initial closing in exchange for (1) a cash payment equal to $2.5 million, payable at the initial closing, (2) an additional cash payment equal to $1.75 million, payable at a subsequent closing, and (3) Mr. Winemaster’s agreement to transfer to Mr. Somodi shares of Common Stock, or cash payment in lieu thereof, upon the Company’s achievement of certain market value per share of Common Stock milestones. The terms of the Purchase and Sale Agreement, without giving effect to the Purchase and Sale Amendment, are disclosed in greater detail in the Prior Form 8-K under “Certain Relationships and Related Party Transactions – The Principal Purchase and Sale Transaction” and in other of the Company’s filings with the Securities and Exchange Commission.

On October 31, 2011, Messrs. Winemaster and Somodi entered into the Purchase and Sale Amendment to amend the terms of the Purchase and Sale Agreement to provide that Mr. Winemaster shall purchase the Subject Shares from Mr. Somodi at an initial closing upon delivery by Mr. Winemaster of $4.25 million, by delivery of a full-recourse promissory note therefor, and modify the terms upon which Mr. Winemaster is required to transfer shares of Common Stock to Mr. Somodi upon the Company’s achievement of certain value per share of Common Stock milestones set forth in the Purchase and Sale Agreement as follows: (A) an aggregate of 112,530 shares of Common Stock within 90 days of such time as the value per share of the Common Stock (determined as provided in the Purchase and Sale Agreement, as amended by the Purchase and Sale Amendment) is at least $22.2162; (B) an additional aggregate of 135,036 shares of Common Stock within 90 days of such time as the value per share of the Common Stock (determined as provided in the Purchase and Sale Agreement, as amended by the Purchase and Sale Amendment) is at least $27.7717; and (C) an additional aggregate of 90,024 shares of Common Stock within 90 days of such time as the value per share of the Common Stock (determined as provided in the Purchase and Sale Agreement, as amended by the Purchase and Sale Amendment) is at least $33.3244. Pursuant to the terms of the Purchase and Sale Agreement, as amended by the Purchase and Sale Amendment, Mr. Winemaster continues to have the right to elect to make a payment to Mr. Somodi equal to the then-value of the shares Mr. Winemaster would otherwise be required to deliver pursuant to the foregoing provisions, and Mr. Winemaster’s obligations will still expire if the Company has not achieved the applicable value per share of the Common Stock milestones by April 29, 2016. All share and per share numbers in the foregoing provisions are subject to adjustment for stock splits, stock dividends, stock combinations and similar events.

Messrs. Winemaster and Somodi consummated the sale of the Subject Shares from Mr. Somodi to Mr. Winemaster pursuant to the terms of the Purchase and Sale Agreement, as amended by the Purchase and Sale Amendment, on October 31, 2011, and, thereafter on October 31, 2011, the Company purchased the Subject Shares from Mr. Winemaster in exchange for delivery by the Company to Mr. Winemaster of $4.25 million by wire of immediately available funds, representing a price per share of $5.11. The promissory note delivered by Mr. Winemaster to Mr. Somodi in exchange for the Subject Shares at the closing of the transactions contemplated by the Purchase and Sale Agreement, as amended by the Purchase and Sale Amendment, was paid in full by Mr. Winemaster on October 31, 2011. Promptly following the purchase of the Subject Shares by the Company from Mr. Winemaster pursuant to the terms of the Purchase Agreement, the Subject Shares were cancelled and returned to the authorized but unissued shares of Common Stock on the books and records of the Company.

On October 31, 2011, the Company borrowed an aggregate of $4.25 million through a draw on its $35.0 million revolving line of credit, pursuant to its loan and security agreement with certain lenders and Harris N.A. (the “Credit Agreement”), to facilitate its purchase of the Subject Shares from Mr. Winemaster pursuant to the terms of the Purchase Agreement. In connection therewith, concurrently with the Company’s entry into, and consummation of the transactions contemplated by, the Purchase Agreement, Harris N.A. consented to the Company’s purchase of, and the use by the Company of the proceeds from its $4.25 million draw on the revolving line of credit to purchase, the Subject Shares from Mr. Winemaster pursuant to the terms of the Purchase Agreement. Borrowings under the Company’s revolving line of credit bear interest at Harris N.A.’s prime rate (3.25% at June 30, 2011) plus an applicable margin ranging from 0% to 0.50% or, at the Company’s option, a portion of the line of credit can be designated to bear interest at LIBOR plus an applicable margin ranging from 2.00% to 2.50%. The Credit Agreement and other of its terms are described in greater detail in the Prior Form 8-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and capital resources — Credit agreement” and in other of the Company’s filings with the Securities and Exchange Commission. Upon consummation of the transactions contemplated by the Purchase Agreement on October 31, 2011, the Company’s outstanding balance and remaining availability on its revolving line of credit were $23.5 million and $11.5 million, respectively.

As disclosed in detail in the Prior Form 8-K under “The Private Placement – Restrictions on Transfer,” in connection with the Company’s private placement (the “Private Placement”) of Series A Convertible Preferred Stock (“Preferred Stock”) and warrants to purchase Common Stock (“Warrants”), consummated on April 29, 2011, each of Messrs. Winemaster and Somodi executed a lock-up agreement (collectively, the “Lock-Up Agreements”) which restricts, for a specified period, Messrs. Winemaster and Somodi from undertaking certain transactions, including the offer, sale or other transfer of shares of Common Stock. The Lock-Up Agreements may have been deemed to prohibit (1) Messrs. Winemaster and Somodi from consummating the transactions contemplated by the Purchase and Sale Agreement, as amended by the Purchase and Sale Amendment, and (2) Mr. Winemaster from consummating the transactions contemplated by the Purchase Agreement. However, investors in the Private Placement holding over 85% of the aggregate shares of Common Stock issued upon the automatic conversion of the Preferred Stock and issuable upon exercise of the Warrants (in excess of the 66 2/3% of such shares necessary to waive the terms of the Lock-Up Agreements pursuant to the terms thereof) waived the provisions of the Lock-Up Agreements to the extent necessary to allow the consummation of the transactions contemplated by the Purchase and Sale Agreement, as amended by the Purchase and Sale Amendment, and the Purchase Agreement.

A copy of the Purchase Agreement is incorporated herein by reference and filed as Exhibit 10.1 to this Current Report on Form 8-K. The above description of the Purchase Agreement and the transactions contemplated thereby, do not purport to be complete and are qualified in their entirety by reference to the full text of the exhibit filed herewith and incorporated by this reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description

10.1	Stock Purchase Agreement, dated as of October 31, 2011, between Power Solutions International, Inc. and Gary S. Winemaster.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Power Solutions International, Inc.

Date: November 4, 2011	By:	/s/ Thomas J. Somodi
Name: Thomas J. Somodi
Title: Chief Operating Officer and Chief Financial Officer